EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B: Accountant's report on internal control.

EXHIBIT B:
  Attachment to item 77H: Changes in control of Registrant.

EXHIBIT C:
  Attachment to item 77Q2: Any information called for by instructions to sub-item 77Q2

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EXHIBIT A:

Report of Independent Auditors

Directors
Congress Street Associates, L.P.

In planning and performing our audit of the financial
statements of Congress Street     Associates, L.P. for the
period from December 1, 1998 (commencement of operations) to December 31, 1998, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control.

The management of Congress Street Associates, L.P. is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control would not necessarily disclose all matters in the internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 1998.

This report is intended solely for the information and use of the directors and management of Congress Street
Associates, L.P. and the Securities and Exchange Commission, and is not intended to be and should not be used by anyone other than these specified parties.

ERNST & YOUNG LLP
New York, New York
February 19, 1999



EXHIBIT B:

As of December 31, 1998, Congress Street Management, L.L.C. ("Congress Street Management"), the general partner and manager of the Partnership, owned 83.65% of the voting securities of Congress Street Associates, L.P. (the "Fund"). Congress Street Management acquired all of these securities on December 1, 1998 as its initial capital contribution to the Fund.


EXHIBIT C:

Robert T. Discolo, the Fund's principal accounting officer, filed his initial Form 3 with the Securities and Exchange Commission after the date on which it was due. No transactions were required to be reported.